Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Frank W. Wingate
January 30, 2004		President and
Chief Executive Officer
(864) 297-6333

NEW COMMERCE BANCORP REPORTS FOURTH QUARTER RESULTS

GREENVILLE, SC – New Commerce BanCorp (OTC Bulletin Board: NCBS.OB), parent company of New Commerce Bank, reported in a press release on January 20, 2004 the results as of and for the year ended December 31, 2003. As a part of this press release, the Company reported nonperforming loans of $72,000, or 0.12% of gross loans. Today, the Company announced that a decision was made to classify two additional loans amounting to $464,000 as nonperforming as of December 31, 2003. Therefore, total nonperforming loans as of December 30, 2003 totaled $536,000 or 0.9% of the $58.0 million of gross loans.

This decision did not impact any other items of income or financial position previously reported. Following is the Financial Highlights table with this change reflected.

New Commerce Bank has two offices serving individual and business clients in the Golden Strip area of Greenville County. The main office is located on East Butler Road at I-385 and the Five Forks office is located on Woodruff Road at Batesville Road in Simpsonville.

#-#-#

NEW COMMERCE BANCORP AND SUBSIDIARY
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)
(Unaudited)

STATEMENT OF OPERATIONS DATA:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2003	2002	2003	2002
Net interest income	$632	$517	$2,259	$1,971
Provision for loan losses	98	42	272	110
Noninterest income	190	137	647	408
Noninterest expense	663	604	2,498	2,207
Income before income tax expense	61	8	136	62
Income tax expense	22	3	50	24
Net income	39	5	86	38
Basic earnings per share	$0.04	$0.01	$0.09	$0.04
Diluted earnings per share	$0.04	$0.01	$0.08	$0.04
Weighted average shares outstanding:
Basic	1,000,000	1,000,000	1,000,000	1,000,000
Diluted	1,021,892	1,018,372	1,018,961	1,014,473

BALANCE SHEET DATA:

	December 31,
	2003	2002
Total assets	$85,044	$63,633
Total earning assets	78,230	56,282
Gross loans	58,044	38,430
Allowance for loan losses	726	492
Investment securities	14,573	14,510
Total deposits	71,876	47,522
Total interest-bearing deposits	59,758	42,354
Other borrowings	3,750	4,725
Total liabilities	76,375	54,794
Shareholders' equity	8,669	8,839
Book value per share	$8.67	$8.84

SELECTED RATIOS:

	December 31,
	2003	2002
Net interest margin	3.61%	4.03%
Allowance for loan losses as
a percentage of gross loans	1.25%	1.28%
Gross loans to deposits	80.76%	80.86%
Non-performing loans to gross loans	0.92%	0.00%
Net charge-offs (recoveries) to
average loans	0.08%	0.07%
Capital ratios (Bank only):
Tier 1 capital (to risk-weighted assets)	10.50%	14.47%
Total capital (to risk-weighted assets)	11.56%	15.47%
Leverage ratio (to average assets)	9.44%	11.85%